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                                   EXHIBIT "A"

Contact:  LeRoy E. Carlson
          Chief Financial Officer
          Real Estate Investment Trust of California
          12011 San Vicente Boulevard, Suite 707
          Los Angeles, California 90049
          Phone: 310/476-7793


         REAL ESTATE INVESTMENT TRUST OF CALIFORNIA (NYSE:RCT) DECLARES
           SPECIAL DIVIDEND RELATED TO MERGER AND REDEMPTION OF RIGHTS


     Los Angeles, March 4, 1996 --- Real Estate Investment Trust of California (NYSE:RCT) today declared a special divided of $.292 per share of beneficial interest, payable March 20, 1996 to shareholders of record on March 14, 1996. Of this amount, $0.01 is payment for the redemption of rights outstanding under the Rights Agreement of RCT dated May 29, 1990.

     The special dividend is designed to align the time periods of dividend payments for BRE Properties, Inc. (NYSE:BRE) and RCT, which have entered into a definitive agreement under which the two companies will be merged, forming one of the largest multifamily real estate investment trusts in the Western United States. If the merger agreement is not approved by shareholders of RCT, this special dividend will be rescinded.

     BRE and REIT of California will hold simultaneous shareholder meetings on March 12, 1996 to gain approval of the merger.

     The special dividend of $.292 per share is equivalent to $1.42 per share on an annual basis. RCT has paid shareholders a cash dividend for 110 consecutive quarters.

     RCT is an equity-oriented, regionally focused, self administered real estate investment trust that invests in and manages quality income-producing properties that offer attractive current returns and solid potential for long-term appreciation. Following completion of the merger, holders of shares of RCT will become shareholders of BRE and will be entitled to receive such dividends as may be declared by BRE under its existing dividend policies. Currently, BRE pays an annual dividend of $2.52 per share.